Exhibit 10.2

AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered by and between Parkway Acquisition Corp., a Virginia corporation (“Parkway”), and Beth R. Worrell (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed in the senior management position of Executive Vice President and Chief Risk Officer for Parkway and/or its wholly owned subsidiary, the Skyline National Bank (the “Bank”). For purposes of this Agreement, Parkway, the Bank, along with any future Successor, as a result of a future Change in Control Event shall be referred to herein as the “Employer.”

WHEREAS, Parkway desires for Employee to be eligible for severance benefits under specified circumstances in the event that a Change of Control Event occurs during the Employment Period, and desires to secure reasonable protections for its legitimate business interests through certain loyalty obligations.

WHEREAS, Employee desires to continue employment with Parkway and the Bank and to obtain the benefits provided by this Agreement, and Employee finds the loyalty obligations requested to be reasonable, and understands that these obligations will continue even if the severance benefits are not paid or do not become payable under Section 4.

WHEREAS, a Change in Control Agreement was entered into between the parties effective as of June 1, 2019 (the “2019 Agreement”).

WHEREAS, the parties intend to amend the 2019 Agreement to automatically renew annually, unless adequate notice of non-renewal (described herein) is provided to either party.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Parkway and Employee hereby agree as follows:

1.           Effective Date of Agreement, Term. This Agreement is effective as of June 1, 2022, and will expire on December 31, 2023; provided that on December 31, 2022, and on each December 31 thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. This Agreement will not, however, be extended if Parkway gives Employee written notice (“Nonrenewal Notice”) of such non-renewal 90 days before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period.”) The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

2.           Employment. Employee’s employment with Employer has been and will remain an “at will” relationship. This Agreement does not in any way alter the “at will” nature of the relationship, nor does it constitute an agreement by Employer to employ Employee for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Employee the right to continued employment by Employer or to interfere with or restrict in any way the right of Employer to discharge Employee or terminate Employee’s employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Employee, except as herein provided, it being the intent of the parties to provide for payment of the severance benefits specified herein only in the event of the termination of Employee’s employment under the circumstances described in Section 4.

3.           Definitions. For purposes of this Agreement:

(A)        Cause. “Cause” means the termination of Employee’s employment by the Employer as a result of a finding by a majority vote of the Board (excluding Employee if she is a Board member) that any of the following have occurred: (i) Employee has engaged in or has directed others to engage in an act or omission, or series of actions, deemed to be fraudulent, dishonest or unlawful; (ii) any knowing and material breach of this Agreement by Employee; (iii) any knowing and material violation by Employee of corporate policies and procedures that result in damage to the business or reputation of the Employer, including, without limitation, the Bank’s Professional Code of Conduct, Code of Ethics and Conflict of Interest Policy and policies prohibiting discrimination, harassment and/or retaliation; (iv) Employee has engaged in, or has directed others to engage in, a criminal act (other than a minor traffic offense) or other willful misconduct determined to be substantially detrimental to the best interests of the Employer; (v) knowing breach of fiduciary duty by Employee; (vi) Employee fails to follow the directions of the CEO or Board, is grossly neglectful of Employee’s duties or continues to fail to perform assigned duties, which are not cured within twenty-one (21) days after the CEO or Board provides written notice of the issue; (vii) Employee engages in conduct which violates any material law, rule or standard of regulatory agencies governing the Employer, including but not limited to the Virginia Bureau of Financial Institutions, the Office of the Comptroller of the Currency, the U.S. Financial Stability Oversight Council, U.S. Treasury Department, Bureau of Consumer Financial Protection, and the Securities and Exchange Commission; or (viii) demonstrated incompetence of Employee.

(B)        A “Change of Control Event” shall have occurred at such time as:

(i)         any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, a wholly-owned subsidiary thereof, or any employee benefit plan of the Parkway or any of its subsidiaries becomes the beneficial owner of Parkway securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of Parkway that may be cast for the election of directors of Parkway (other than as a result of the issuance of securities initiated by Parkway in the ordinary course of business); or

(ii)         as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Parkway’s securities entitled to vote generally in the election of directors of the Parkway immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Parkway or any of their respective successor corporations or entities entitled to vote generally in the election of the directors of Parkway or such other corporation or entity after such transactions; or

(iii)         such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

(C)       Competing Financial Services Organization. “Competing Financial Services Organization” means an entity unaffiliated with the Employer that is engaged in the commercial, retail or mortgage banking or lending business, wealth management business, investment advisory business, or trust service business that provides services and products that are the same as or competitive with the services that products offered by the Employer immediately prior to the Termination Date or were approved by the Employer to be offered within ninety (90) days of the Termination Date.

(D)       Competitive Service or Product. “Competitive Service or Product” means those services or products offered by a Competing Financial Services Organization that are the same as or competitive with those services or products offered by the Employer at the Termination Date or which have been approved by the Employer to be offered within ninety (90) days of the Termination Date.

(E)         Confidential Information. “Confidential Information” means all non-public information, technical or financial data, materials, computer records or data, trade secrets and/or know-how regarding Employer or its internal operations, policies that is treated as confidential, that is not generally known by persons who are not employed by the Employer or are not a member of the Boards of Directors of Parkway, the Bank, or the Successor and that is not otherwise available to the public by lawful and proper means. Confidential Information also includes all information regarding shareholders of Parkway, or a Successor, all information received from customers of the Bank, and any affiliates, or Successors as well as the nature of the products and the terms of the services provided to those customers. All such non-public information is considered Confidential Information regardless of the manner which such information is conveyed or stored (orally, written, electronically or digitally) as well as information or materials designated or treated as confidential by a federal or state regulatory or enforcement agency Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; customer records and lists; marketing research, plans and/or forecasts; compilations and databases of customers, business or marketing information that are developed by or for the Employer; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Employer, as well as the following non-public and sensitive information regarding the employees of the Employer: Social Security numbers, date of birth, names of family members, home addresses and email addresses, telephone numbers, health-related information and compensation information. This definition applies to information generated by Employee or others who work for the Employer, as well as information received from a customer or another third party. The above list is not exhaustive, and Confidential Information also includes other information that is identified, marked or treated as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. For purposes of this definition, the term “not available to the public” shall include all information or material in the public domain by virtue of improper disclosure by Employee or by another with her permission. Notwithstanding the foregoing, information shall not be considered Confidential Information if (i) such information is already known to others not bound by a duty of confidentiality with respect thereto, (ii) such information is or becomes publicly available through no fault of Employee, or (iii) the furnishing or use of such information is compelled by or in connection with legal or administrative proceedings.

(F)          Customer. “Customer” means a Person or Entity that has an account with, loan from, an investment or deposit with the Employer, or that has received or used other financial or investment products or services from the Employer at any time within the twelve (12) months immediately prior to the Termination Date.

(G)         Determination of Long Term Incapacity. “Determination of Long Term Incapacity” shall mean a good faith determination by Employer that, as a result of mental or physical illness or injury Employee has failed to perform Employee’s assigned duties with Employer on a full time basis for a period exceeding six (6) consecutive months.

(H)        Employer. “Employer” means any or all of the following: Parkway Acquisition Corp., its subsidiary Skyline National Bank and all of Parkway or the Bank’s other existing or future affiliates or subsidiaries, as well as any Successor.

(I)         Good Reason. “Good Reason,” subject to compliance with the provisions of Section 4(E), shall mean the existence of one or more of the following conditions, in the good faith judgment of Employee, which arises in connection with or within twelve (12) months after the effective time of a Change in Control Event absent the express consent of Employee:

(i)    a reduction in Employee’s base salary below 90% of Employee’s base salary (x) as in effect on the date of this Agreement or (y) if higher, as in effect from time to time during the Employment Period;

(ii)    a material reduction in Employee’s position such that Employee is no longer considered an officer-level employee of either a bank or bank holding company; or

(iii)    a change in the geographic location at which Employee must perform services over 120 miles from the location at which Employee was serving immediately prior to the Change in Control Event.

To avoid any confusion under Section 3(I)(ii), Employee, who currently holds a senior executive position with either or both Parkway and the Bank has no right to insist on the same position at the same level with the Employer after a Change in Control Event. Employee will have no right to claim a Good Cause termination under Section 3(I)(ii) if Employee is retained after the Change in Control Event but is demoted and given a lower-level officer position (e.g., CFO to Controller, or CLO to Regional Market Manager) so long as the base salary for the new position remains at or above the guaranteed amount in Section 3(I)(i). If however, in connection with the change in position and status, the Employer also imposes either a reduction in Employee’s guaranteed base salary or requires a material geographic relocation, then Good Reason may be declared to exist under Sections 4(I)(i) and/or (iii).

(J)         Other than Good Reason. “Other than Good Reason” shall mean any voluntary termination by Employee which is not for Good Reason.

(K)       Person/Entity. “Person” shall mean any Entity or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits. The term “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(L)       Successor. “Successor” shall mean any person or entity (corporate or otherwise) into which, after a Change in Control Event, Parkway, the Bank and/or their subsidiaries and affiliates (or their successors or assigns) shall be merged or consolidated or to which all or substantially all of the assets (including, but not limited to, a sale of substantially all of Parkway, the Bank or the Bank's loan assets) shall be transferred in any manner as provided in Section 3(B) or which by agreement assumes the Employer’s obligations under this Agreement, or which in connection with and after a Change in Control Event becomes (by agreement, operation of law or otherwise) the employer of Employee.

(M)        Retirement. “Retirement” shall mean Employee’s retirement from employment with the Employer on or after reaching age 65.

(N)     Termination Date. “Termination Date” means the effective date as of which Employee’s employment with Employer is terminated or is deemed terminated.

4.           Severance Benefits in Certain Events. If at the effective time of a Change in Control Event or any time within twelve (12) months immediately following a Change in Control Event, (i) the Employer terminates Employee’s employment without Cause or, (ii) Employee terminates employment for Good Reason, then in the event of either (i) or (ii), and subject to each of the following: (x) the limitations set forth in this Section 4 and in Section 5 and Section 9, (y) compliance with the various loyalty obligations set forth in Sections 11 through 14, and (z) Employee’s execution of a comprehensive Waiver and Release prepared by Employer that waives and releases all claims relating to or arising from Employee’s employment and the termination of that employment (the “Release”) and such Release’s becoming irrevocable within 60 days of the Termination Date or, if Section 4(C) is applicable, of the Change in Control Event, the Employer shall pay or cause to be paid the following severance benefits: (a) an amount equal to two times Employee’s annualized base salary using the greater of (i) Employee’s annualized base salary for the calendar year preceding the year in which the Termination Date occurs or (ii) the annualized base salary for the calendar year in which the Termination Date occurs, and (b) if Employee elects COBRA continuation coverage under the Employer’s health plan, then the Employer will pay on Employee’s behalf the premiums required for employee-only COBRA coverage for up to a maximum of eighteen (18) months.

(A)    Employee shall not be entitled to any severance benefits under this Agreement if no Change in Control Event occurs during the Employment Period. Moreover, to avoid any confusion, Employee will not be entitled to any severance benefits under this Agreement, even if the Employer terminates Employee without Cause (subject only to the protection provided by Section 4(C)) or Employee terminates employment for Good Reason during the Employment Period if no Change of Control Event has occurred at the time of termination of employment.

(B)    If at any time, even if a covered Change in Control Event occurs during the Employment Period, (i) the Employer terminates Employee’s employment for “Cause,” (ii) Employee voluntarily terminates Employee’s employment with Employer for Other than Good Reason, or (iii) Employee’s employment terminates or is terminated due to Employee’s death, Retirement or pursuant to a Determination of Long Term Incapacity, then in any of these situations, Employee shall have no right to severance benefits under this Agreement.

(C)    If however, Employee’s employment is terminated by Employer without Cause during the Employment Period and prior to the effective time of a Change in Control Event, but following the date on which Parkway’s Board of Directors has taken action to approve an agreement, including any definitive agreement or an agreement in principle, relating to a Change in Control Event and that event occurs within six (6) months of Employee’s termination from employment with Employer, then Employee will be entitled to severance benefits under this Section 4.

(D)    The base salary amount payable under this Section 4 shall be payable over twenty-four (24) months in equal installments that coincide with the Employer’s regular paydays and the COBRA premium payments shall each be paid beginning on the first regular pay period of Employer after the Release becomes binding. The first payment of base salary and the first COBRA premium payment shall include any installment or premium payment delayed following the Termination Date or, if Section 4(C) is applicable, the Change in Control Event pending the Irrevocability of the Release. These payments are subject to all applicable tax withholdings, and Employee’s compliance with the loyalty obligations set forth in Section 11. The COBRA premium payments will be treated as taxable income to Employee to the extent the Employer deems necessary to avoid adverse tax consequences for Employee under Section 105(h) of the Internal Revenue Code (“Code”) or otherwise under applicable law.

(E)    Further, in order for Employee to exercise the right to terminate for Good Reason, and to be eligible for severance benefits under this Agreement, Employee must first give the Employer written notice of the condition believed to constitute Good Reason within ninety (90) days of the first occurrence of such condition and must provide the Employer at least thirty (30) days to remedy such condition, and if the Employer fails to remedy the condition, the Termination Date shall be on the thirty-first (31st) day after the notice is given.

5.           Possible Reduction in Payment and Benefits. If the payments and benefits payable to Employee pursuant to this Agreement, either alone or together with other payments and benefits which Employee has the right to receive from Employer, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by Employer pursuant to this Agreement shall be reduced, , by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under this Agreement being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to this Section 5 shall be based upon the opinion of the Employer’s independent public accountants, and the fee for such calculation shall be borne by the Employer. Such accountants shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Termination Date or, if Section 4(C) is applicable, from the effective time of the Change in Control Event, and may use such actuaries as the accountants deemed necessary or advisable for the purpose.

6.           Compliance with Code Section 409A. It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”), or to satisfy an exemption from status as deferred compensation under Section 409A, so as to not subject Employee to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. The parties further intend the installment payments contemplated or required by this Agreement to be treated as a series of separate payments for 409A purposes.

(A)         Notwithstanding any provision in this Agreement to the contrary, as needed to comply with Section 409A, if Employee is a “specified employee” (within the meaning of Section 409A), payments due under this Agreement shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Employee’s separation from service (as defined in Treasury Reg. §1.409A-1(h)) shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Employee’s separation from service (or, if earlier, the date of Employee’s death). To the extent that Employee is required to pay for the cost of any benefits to keep them in full force and effect during the six (6) month delay period, Employee shall also be reimbursed for such out-of-pocket expenses as of the same date provided above.

(B)         Section 6(A) shall not apply to the extent such payments (i) can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A or (ii) satisfy any other exemption from status as deferred compensation under Section 409A.

7.          Legal Fees and Costs and Interest. If Employee files suit to enforce rights or receive benefits under this Agreement, and substantially prevails, then the court shall award Employee a dollar amount sufficient to cover Employee’s reasonable attorney fees and expenses incurred in the litigation. If, however, the Employer prevails in such action, then Employee shall be liable to reimburse the Employer for its attorney fees and costs, but not to exceed a total amount of $50,000. In the event that Employee is entitled to any payment under Section 4 or this Section 7 and such payment is not made within ten (10) days after it was due or is determined to have been due, it shall bear interest at the rate of three (3%) percent per annum from the date it was due until paid.

8.           Documents. All documents, record, tapes and other media of any kind or description relating to the business of Employer or any of its subsidiaries and affiliates (the “Documents”), whether or not prepared by Employee, are and shall be the sole and exclusive property of Employer. The Documents (and any copies) shall be returned to Employer upon Employee’s termination of employment for any reason or at such earlier time or times as Employer may specify. Employee and Employee’s legal counsel shall, upon reasonable notice and during normal business hours, have access to all records of Employer, related to determining whether and when a Change in Control Event has occurred and the commencement of consideration thereof.

9.         Regulatory Requirements & Limitations. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Employer shall not be required to make any payment or take any action under this Agreement if:

(A)         Employer is declared by any Regulatory Agency or Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(B)         in the opinion of counsel to Employer such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to Employer, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Agency or Authority, or (iii) otherwise is prohibited by any Regulatory Agency or Authority.

10.         Termination of Right to Severance, Survival. Employee’s right to severance benefits under Section 4 shall terminate and the Employer’s obligation to pay severance shall become null and void upon the earlier of (a) the termination of Employee’s employment for any reason other than a termination that triggers, or may trigger under Section 4(C), the Employer’s obligation to provide severance benefits under Section 4 or (b) the end of the Employment Period prior to the occurrence of a Change in Control Event. Following any such termination of severance rights under this Agreement, Employee shall have no further rights or entitlement to severance benefits under this Agreement. However, while the right to severance benefits shall terminate, the remaining provisions of this Agreement shall survive and shall continue to apply in full force and effect at all times during the remainder of Employee’s employment with the Employer and thereafter as set forth below. Further, if a Change in Control Event occurs during the Employment Period, the respective rights and obligations of the parties hereto shall survive any termination of the Employment Period or the Expiration Date to the extent necessary to carry out the intentions of the parties set forth in this Agreement.

11.         Loyalty Obligations. Employee acknowledges and agrees that by virtue of the senior position held and her detailed involvement with the business and affairs of the Employer, Employee will develop substantial expertise and knowledge with respect to all aspects of the Employer’s business, affairs and operations and will have access to all significant aspects of the business, plans and operations of Employer, including Confidential Information. As such, Employee acknowledges that she owes a fiduciary duty of loyalty to the Employer to act in its best interests at all times, and Employee agrees that the provisions of this Section 11, as well as Sections 12 through 14 (collectively the “Loyalty Obligations”) are reasonable and necessary in order to protect the best interests of the Employer and survive any termination of the right to receive severance benefits under Section 4.

(A)         Confidential Information. At all times, even after termination of employment (regardless of the circumstances), but subject to the limitations of Section 11(E), Employee shall hold in strictest confidence, and shall not use or disclose any of Confidential Information to any Person or Entity, except to fulfill her employment obligations and while acting for the benefit and best interest of Employer, unless expressly authorized to do so by the President and CEO of Employer. This duty to protect, and not use or disclose Confidential Information shall remain in full force and effect until such time as the information becomes available to the public by lawful and proper means, and without a breach of duty of confidentiality by Employee or another.

(i)         Third Party Information. Employee also recognizes that Parkway, the Bank and their affiliates have received, and in the future will receive, information from third parties that the third party considers to be confidential or proprietary information and which is, or may be, subject to a duty on the part of Parkway, the Bank or their affiliates not to disclose to others and to restrict its use only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any Person or Entity to use it except as necessary in carrying out Employee’s work for the Employer consistent with the obligations of Employer to such third party.

(ii)         Security and Access. At all times, Employee agrees to (a) comply with and enforce the security policies and procedures which seek to protect and safeguard the data, equipment, systems and all other facilities, IT resources and communication technologies of the Employer, Bank or its Affiliates (“Facilities and IT Resources”), and (b) not access or use any of the Facilities and IT Resources in any manner after termination of employment (regardless of the circumstances). Employee further agrees to promptly notify the Employer, Bank or Affiliates, as applicable, in the event she learns of a violation of any security policies or procedures by others, or of any other misappropriation or unauthorized access, use, or tampering with any of the Facilities and IT Resources by others.

(B)         Conflicting Employment. During employment by Employer, unless otherwise specifically approved by the Board after full disclosure in writing, (i) Employee shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Employer is now involved or becomes involved during Employee’s employment; and (ii) Employee shall not engage in any other activities that conflict with the business of the Employer or that materially interfere with her ability to devote the time necessary to fulfill her obligations to the Employer.

(C)         Notification of New Employer. In the event that Employee leaves the employ of the Employer and begins employment elsewhere, Employee agrees the Employer may send notice to Employee’s new employer (whether Employee is employed as an employee, consultant, independent contractor, director, partner, officer, advisor or manager) informing the new employer about Employee’s loyalty obligations and restrictions contained in this Agreement.

(D)         Post-Employment Duty of Cooperation. By virtue of Employee’s employment, Employee will know information, including but not limited to Confidential Information, that is or may be material to and necessary for the Employer to appropriately and successfully conclude matters that involve third parties. As a result, following termination of employment (regardless of the circumstances)) Employee agrees to assist, and cooperate fully with, the Employer upon reasonable request, and to do so voluntarily (without legal compulsion) when such matters arise. This duty of cooperation is intended to allow the Employer to meet its legal obligations and satisfactorily conclude matters in a manner that achieves the best result possible for the Employer.

(i)         The matters on which cooperation may be requested include, but is not limited to, the actual or contemplated defense, prosecution, or investigation of claims involving the Employer or any of its subsidiaries or affiliate, by a third party (including employees who may assert claims) as well as responding to any other civil, criminal, administrative or investigative action, suit, proceeding, or inquiry, whether formal or informal, by a federal, state, or law enforcement or regulatory department, agency or authority, where the matter arises from or is related to events, acts, or omissions involving or pertaining to the operations, activities, employees or customers of the Employer that occurred during the period of Employee’s employment by the Employer (“Third Party Claims”).

(ii)         Employee’s duty to cooperate includes, without limitation, Employee making herself reasonably available upon reasonable notice, without subpoena, to meet with the Employer and/or their counsel to provide complete, truthful and accurate information in interviews, depositions, and trial testimony as well as other related support activity. If Employee provides cooperation under this Section 11(D) during a period in which the Employer is paying severance pay to Employee, then the Employer will only reimburse Employee for all out-of-pocket travel expenses reasonably incurred at the Employer’s request.

(iii)         If the cooperation provided occurs when no severance pay or benefits is due Employee, then in addition to reimbursing Employee for out-of-pocket travel expenses, the Employer will also reimburse Employee for her time expended on the Employer’s behalf at a rate of $300/day, or a pro-rata portion thereof. The Employer will make reasonable efforts to accommodate the scheduling needs of Employee so as to avoid, to the maximum extent possible, interference with Employee’s then current duties and responsibilities.

(E)         Limitations/Permitted Disclosures. Nothing in this Section 11 or any other provision of this Agreement shall be construed to prevent, interfere with, limit or restrict Employee from making disclosures, reports or complaints as authorized, permitted or required by federal or state law, including without limitation pursuant to the provisions of the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform Act and Consumer Protection Act or by regulations, rules or orders issued by federal or state regulatory agencies, including without limitations, Virginia Bureau of Financial Institution, Office of Comptroller of the Currency, U.S. Treasury, Bureau of Financial Protection or Securities and Exchange Commission, provided the disclosure does not exceed the extent of disclosure required by such law, regulation, rules or order.

Further, nothing in this Agreement shall prevent, limit, impede or interfere (nor shall it be construed to prevent, limit, impede or interfere) with (i) Employee’s obligation to provide full, complete and truthful testimony when so required in response to a subpoena or order from a court or government agency; (ii) Employee’s right to report (including pursuant to whistleblower laws) possible violations of federal, state or local law or other improper actions/omissions to government agencies, to file a charge or complaint of discrimination, harassment or retaliation with government agencies, or to participate or cooperate in any investigation conducted by any government agency; or (iii) Employee’s right to make confidential disclosures of information (including trade secrets) to a government agency, or to an attorney who is advising Employee, for the purpose of reporting or as part of an investigation into a suspected violation of law, nor shall it prohibit Employee from filing a lawsuit, complaint or other document that contains a trade secret, so long as the information containing the trade secret is filed under seal and is not otherwise disclosed except pursuant to court order. Employee further understands that her rights when making such protected disclosures are more fully spelled out in 18 U.S.C. § 1833, as amended, include immunity from criminal and civil liability from making protected disclosures of trade secrets under the Defend Trade Secrets Act of 2016. Finally, nothing in this Agreement authorizes the Employer to terminate Employee’s employment or otherwise retaliate against Employee for engaging in any of the foregoing activities.

(F)          Notice of Third Party Request/Order. Unless prohibited by law, regulation or order from doing so, Employee shall provide written notice of the receipt of a third party request or order to disclose Confidential Information to the designated senior officers of the Parkway or its Successor within two (2) business days of receiving this request or order, but in any event sufficiently in advance of making any disclosure so as to permit the Employer to contest the disclosure or seek confidentiality protections.

12.         Non-Solicitation Restriction. During employment with the Employer and for the twelve (12) month period that immediately follows the Termination Date (regardless of the circumstances), or such time period as the Employer is obligated to pay severance benefits under this Agreement (whichever is longer) (“Restricted Period”), Employee shall not unfairly compete with the Employer by attempting to disrupt business relationships that the Employer has with either: (i) a Customer with whom Employee either had communications within the twelve (12) months prior to the Termination Date, or as to which Employee received Confidential Information during that same twelve (12) month period.

           In this regard, Employee shall refrain during the Restricted Period from engaging in any of the following activities, whether Employee alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(i)         Attempting to disrupt or interfere with the business relationship with a Customer (as limited above) by directly or indirectly requesting, suggesting, encouraging or advising that Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Employer.

(ii)         Solicit the business of a Customer (as limited above) by communicating directly with that Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication Employee discusses or offers a Competitive Service or Product.

13.         Non-Compete Restriction. At all times during employment with the Employer and immediately following the Termination Date (regardless of the circumstances) and throughout the Restricted Period, Employee shall not accept employment with or provide services to or on behalf of any Competing Financial Services Organization if (i) the position or the services to be performed by Employee involve the same or substantially similar duties and responsibilities as those performed by Employee on behalf of the Employer during Employee’s last twelve (12) months of employment with the Employer, or (ii) Employee is providing consulting, advisory or contract services (whether as a director, officer, independent contractor, member, owner or shareholder) related to the design, development, marketing or delivery of Competitive Services or Products that are intended to be directly competitive with offerings by the Employer.

(A)         Clarification. This restrictive covenant applies only if (a) the Competing Financial Services Organization operates, or is seeking to open, one or more branch facilities, within a sixty (60) mile radius of Floyd, Virginia or within a twenty (20) mile radius of any branch or office operated by the Employer (“Restricted Territory”) where its Competitive Services and/or Products are offered to the public, and (b) Employee will be performing services for the Competing Financial Services Organization in the Restricted Territory, or will be supervising or providing assistance to others who will be offering or providing Competitive Services or Products in the Restricted Territory on behalf of the Competing Financial Services Organization.

(B)         Limitation. Nothing in this Section 13 shall prevent Employee from owning stock in a publicly traded company that offers Competitive Services or Products in the areas serviced by Employer, provided Employee’s ownership constitutes less than five percent (5%) of the outstanding shares of the publicly traded company.

14.         Anti-Piracy Restriction. At all times during employment with the Employer, and immediately after the Termination Date (regardless of the circumstances) throughout the Restricted Period, Employee shall refrain from inducing, soliciting or encouraging a Key Employee of the Employer to quit employment with the intent, hope or purpose of having the Key Employee join a Competing Financial Services Organization in a similar capacity, if that competitive organization has customer service facilities located within the Restricted Territory. As used in this Section 14, “Key Employee” means anyone who holds a position of Vice President or higher with the Employer or any individuals who have reported to, or worked directly with, Employee within the last six (6) months of Employee’s employment with the Employer.

15.        Enforcement. Employee acknowledges that each of the restrictive covenants set forth above in Sections 11 through 14 is a stand-alone restriction and can be separately enforced as each is reasonable and necessary in order to protect the legitimate business interests of the Employer. A violation of any one of the covenants in Sections 11 through 14 will result in irreparable injury to the Employer. In the event of a breach or a threatened breach of this Agreement, in addition to all other remedies (legal or equitable), the Employer shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Employee from violating one or more of these restrictions. Nothing contained herein shall be construed as limiting or prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of amounts paid in severance or other money damages. Should an injunction be issued, Employee waives the right to require that the court require a bond to be posted in excess of $500.00.

16.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, then the offending provision shall be stricken from this Agreement, the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.

17.        Governing Law/Forum This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of laws provisions. The parties agree that any lawsuit arising under this Agreement, relating to Employee’s employment or its termination shall be brought and decided exclusively either in the Circuit Court for the City of Roanoke, Virginia or the U.S. District Court for the Western District of Virginia, Roanoke Division. Employee waives any objection to venue or jurisdiction in these courts regardless of where she may live when a suit is filed.

18.        Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three days before the effective date of such change in address.

19.        Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

20.        Binding Effect. This Agreement is binding upon and shall inure to the benefit of Employee, the Employer, the Successor, and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Employee.

21.        No Construction Against Any Party. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Employee and Employer agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

22.        Entire Agreement. This Agreement constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes and replaces all other prior agreements and understandings, whether written and oral, express or implied, with respect to the subject matter of this Agreement, including the 2019 Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

Parkway Acquisition Corp.

By:	/s/ Thomas M. Jackson, Jr.
Chairman of Board of Directors

Beth R. Worrell

/s/ Beth R. Worrell
Signature

14